Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-                ) pertaining to the Icagen, Inc. 1996 Amended Equity Compensation Plan and the Icagen, Inc. 2004 Stock Incentive Plan of our report dated January 23, 2004, except for the last paragraph of Note 7, as to which the date is October 15, 2004, paragraph 2 of Note 13, as to which the date is May 21, 2004, paragraph 3 of Note 13, as to which the date is December 17, 2004, and paragraphs 4 through 8 of Note 13, as to which the date is June 14, 2004, with respect to the financial statements of Icagen, Inc. included in its Registration Statement on Form S-1 dated February 3, 2005 (No. 333-114336) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Raleigh, North Carolina

March 17, 2005